                                            REGISTRATION STATEMENT NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                             REGISTRATION STATEMENT
                                       ON

                                    FORM S-3
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               TRIDEX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    CONNECTICUT                                        06-0682273
          (STATE OR OTHER JURISDICTION OF                           (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NO.)

                       61 WILTON ROAD, WESTPORT, CT 06880
                                 (203)226-1144
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 SETH M. LUKASH
                            CHIEF EXECUTIVE OFFICER
                       61 WILTON ROAD, WESTPORT, CT 06880
                                 (203) 226-1144
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                           STEPHEN J. CARLOTTI, ESQ.
                            HINCKLEY, ALLEN & SNYDER
                               1500 FLEET CENTER
                         PROVIDENCE, RHODE ISLAND 02903
                                 (401) 274-2000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ].

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
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

TITLE OF EACH CLASS OF                                       MAXIMUM          MAXIMUM         AMOUNT OF
SECURITIES TO                            AMOUNT TO BE    OFFERING PRICE      AGGREGATE      REGISTRATION
BE REGISTERED                             REGISTERED        PER SHARE     OFFERING PRICE         FEE
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
Common Stock, without par value........  693,184 shares    $12.375(1)      $8,578,152(2)       $2,600
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

(1) The closing sale price of the Common Stock on October 28, 1996.
(2) Estimated solely for the purpose of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

     THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1996

PROSPECTUS

                               TRIDEX CORPORATION
            693,184 SHARES OF COMMON STOCK (NO PAR VALUE PER SHARE)

                            ------------------------

     This Prospectus relates to the offering for sale (the "Offering") of a total of 693,184 shares (the
"Shares") of Common Stock, no par value per share (the "Common Stock"), of Tridex Corporation ("Tridex" or the "Company"). All of the Shares were issued or are issuable upon the conversion or exercise of the Company's outstanding 10.5% Senior Subordinated Convertible Debentures due December 31, 1997 (the "Debentures"), the Company's outstanding convertible 8% Promissory Notes due December 31, 1997 (the "Ultimate Notes"), warrants to purchase Common Stock issued to the initial purchasers of the Debentures (the "Placement Warrants"), warrants to purchase Common Stock issued to the Placement Agent of the Debentures (the "Agent Warrants"), and warrants to purchase Common Stock issued to certain of the Company's Directors (the "Directors' Warrants"). The Shares also include shares of Common Stock previously issued upon conversion of the convertible 10% Promissory Notes (the "Ithaca Notes") of the Company's subsidiary Ithaca Peripherals Incorporated ("Ithaca"). The holders of the Shares and the Debentures, the Ultimate Notes, the Placement Warrants, the Agent Warrants, and the Directors' Warrants are sometimes hereinafter referred to collectively as the "Selling Securityholders".

     For a description of the recent reorganization of certain subsidiaries of the Company and the initial public offering of the common stock of its subsidiary Transact Technologies Incorporated, see "The Company".

     The Common Stock is traded on the Nasdaq National Market under the symbol "TRDX." On October 28, 1996, the last reported sale price of the Common Stock was $12.375. The Selling Securityholders intend to sell the Shares in market transactions on a continuous or delayed basis, subject to certain limitations imposed by federal and state securities laws, at market prices from time to time. In connection with sales, it is expected that the Selling Securityholders may incur a standard commission charge. The selling price of the Shares cannot be determined at this time.

SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH
          SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT
                      IN THE SHARES OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is           , 1996.

                             AVAILABLE INFORMATION

     The Company and its 80.3% owned subsidiary Transact Technologies Incorporated ("Transact") are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10098 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information concerning the Company and Transact can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, NW, Washington, DC 20006.

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Offering. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company under the Exchange Act with the Commission are incorporated herein by reference:

          (1) The Company's Annual (Transition) Report on Form 10-K for the transition period from April 2, 1995 through December 31, 1995.

          (2) The Company's Quarterly Report on Form 10-Q for the period ended March 30, 1996.

          (3) The Company's Quarterly Report on Form 10-Q for the period ended June 29, 1996.

          (4) The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A filed August 8, 1995.

     The following documents, or identified sections thereof, heretofore filed by Transact with the Commission are incorporated herein by reference:

          (1) The sections under the following captions of Transact's Prospectus, dated August 22, 1996 and filed as part of its Registration Statement on Form S-1 (No. 333-06895) under the Securities Act: (a) Risk Factors; (b) Business; and (c) Management.

          (2) Current Report on Form 8-K under the Exchange Act, filed September 11, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. All documents filed by Transact pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the date of the Distribution (as defined herein) shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to: Tridex Corporation, 61 Wilton Road, Westport, Connecticut 06880, Attention: George T. Crandall, Secretary; telephone (203) 226-1144.

                                  THE OFFERING

THE ISSUER

     Tridex Corporation ("Tridex" or the "Company"), through its wholly-owned subsidiaries, Ultimate Technology Corporation ("Ultimate") and Cash Bases GB Limited ("Cash Bases"), through its Tridex Ribbons division and through its 80.3% owned subsidiary, Transact Technologies Incorporated ("Transact") is a leading designer, manufacturer, integrator and marketer of high quality, specialized systems and peripheral devices used in the retail point-of-sale ("POS"), gaming and lottery, financial service and kiosk markets and other transaction based applications. See "The Company."

SECURITIES OFFERED

Securities Offered..............   693,184 shares of Common Stock, issued or
                                   issuable upon conversion of the Debentures, the Ultimate Notes and the Ithaca Notes and upon the exercise of the Placement Warrants, the Agent Warrants, and the Directors'
                                   Warrants.

Common Stock Outstanding(1).....   3,989,753 shares

Common Stock to be Outstanding
after the Offering(2)...........   5,281,571 shares
---------------
(1) As of September 28, 1996, including 55,240 of the shares being registered hereunder

(2) Includes Shares being registered hereunder and 653,874 additional shares acquirable upon the exercise of options granted under the Company's 1989 Long Term Incentive Plan (the "1989 Plan").

PLAN OF DISTRIBUTION

     The Company's Common Stock is quoted on the Nasdaq National Market. The distribution of the shares of Common Stock offered hereby by the Selling Securityholders may be effected from time to time in one or more transactions (which may involve block transactions) on the Nasdaq National Market, in negotiated transactions, through the writing of options or shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Securityholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions).

USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares. In the case of Shares acquired by Selling Securityholders through the exercise of options and warrants, the Company will have received payment of the exercise price thereunder. In the case of conversion of Debentures or Ultimate Notes, the Company will have received no additional consideration, but such conversions have reduced and will reduce the outstanding principal amount of Debentures or Ultimate Notes.

                           INVESTMENT CONSIDERATIONS

   PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE
                      FOLLOWING MATTERS BEFORE INVESTING:

RISK OF NON-COMPLETION OF THE DISTRIBUTION TRANSACTION

     In June 1996, Tridex filed with the Internal Revenue Service (the "IRS") an application for a ruling that the distribution (the "Distribution") to holders of Tridex common stock, on an approximately one-to-one basis, of the 5,400,000 shares of Transact common stock owned by Tridex will constitute a tax free reorganization for purposes of the Internal Revenue Code of 1986, as amended (the "Code"). If Tridex receives a favorable ruling from the IRS, it intends to complete the Distribution as early as practicable in 1997. However, no assurance can be given as to whether or when the IRS will issue a favorable ruling or that the Distribution will occur. The business of Tridex after the Distribution, its results of operations and its financial condition will be substantially different from its historical business, results of operations and financial condition. See "The Company" and "Relationship Between Tridex and Transact."

     If the IRS issues a favorable ruling and certain other conditions are satisfied, Tridex will proceed with the Distribution, after which the 5,400,000 shares of common stock of Transact owned by Tridex prior to the Distribution will be owned by the holders of Tridex Common Stock as of the record date for the Distribution (the "Record Date") , and Transact will no longer be a subsidiary of Tridex. If the IRS does not issue a favorable ruling, Tridex may either request reconsideration, resubmit its request based on changes in facts and circumstances, if any, or abandon the Distribution. If Tridex abandons the Distribution, it may either maintain ownership of Transact as a consolidated subsidiary or sell shares of Transact common stock in subsequent public offerings or private sales. Although Tridex expects to effect the Distribution, it is possible that the Distribution will not occur within the time frame contemplated, or at all.

TRIDEX AFTER THE DISTRIBUTION

     Assuming that the Distribution occurs, Tridex would be comprised of its wholly-owned subsidiaries Ultimate and Cash Bases and its Tridex Ribbons division. Assuming that the Distribution occurred as of September 28, 1996, that all 910,206 options and warrants outstanding as of that date (including options granted under the 1989 Plan, Placement Warrants, Agent Warrants and Directors' Warrants, but excluding 47,700 previously exercised Directors' Warrants) were exercised (with a weighted average exercise price of $7.38), all $2,460,000 of the Debentures (which are convertible at $12.00 per share) and all $1,299,000 of the Ultimate Notes (which are convertible at $12.00 per share) outstanding as of that date were converted in accordance with their respective terms, and that Transact repaid its $1.0 million subordinated note to Tridex due March 1, 1998, Tridex would have minimal, if any, debt and approximately $10 million in cash and cash equivalents. Also, management of Tridex expects that Ultimate, Cash Bases and the Tridex Ribbons division will have total revenue of approximately $35 million for 1996 and will be profitable for the foreseeable future. However, no assurance can be given that all outstanding options and warrants will be exercised or that all the Debentures and Ultimate Notes will be converted, and no assurance can be given regarding the future results of operations or financial condition of Tridex. After the Distribution, the Company will have fewer product lines and, therefore, will be more susceptible to the adverse effects of a downturn or disruption in the demand for any single product line.

     As part of its business strategy, the Company intends (i) to focus on internal growth through the development of products that broaden and extend the business of providing integrated systems and peripheral devices to the point-of-sale ("POS"), financial services and other transaction based markets and (ii) to pursue joint ventures, strategic alliances or other transactions to complement its existing products and markets, acquire new product lines or enter new markets. Implementation of this strategy may require substantial capital expenditures. There can be no assurance that the Company will be able to successfully implement its strategy, or that the Company can successfully manage any new operations.

     Demand for the Company's products, including POS systems and custom cash drawers, is dependent on the economic and financial well being of the retail industry which in turn is affected by the overall level of consumer demand and growth in the general economy. Any economic slowdown or contraction of the general economy could have a materiel adverse effect on retail sales and therefore adversely affect the demand for the Company's products. See "The Company -- Tridex After the Distribution."

CAPITAL REQUIREMENTS

     Until the initial public offering of Transact in August 1996 (the "Transact Offering"), Transact participated in the Tridex centralized cash management system. At the time of the Transact Offering, Transact established a separate cash management system. Although the consolidated financial statements of Tridex will reflect the financial condition and results of operations of Transact until the Distribution is effected, Tridex does not anticipate receiving dividends or other future payments from Transact, except for payments described under "Relationship Between Tridex and Transact". Tridex's financing with its senior lender, which includes a $2,000,000 working capital revolving credit facility, currently scheduled to expire June 30, 1998. Tridex may be required to draw upon this facility to provide funds for the Company's continued operations as a going concern. If Tridex elects to exercise its right to redeem the $2.4 million of outstanding Debentures prior to any record date established for the Distribution, and holders of the Debentures do not elect to convert their Debentures into shares of Tridex Common Stock, Tridex will be required to utilize cash on hand to redeem the Debentures, thereby decreasing its cash on hand and increasing the potential need to borrow for short term working capital needs. If Tridex is required to use cash on hand to redeem the Debentures and its existing bank financing or comparable financing is not available to the Company, it would have an adverse effect on the Company and its financial condition or results of operation.

DEPENDENCE ON CERTAIN CUSTOMERS

     The Company has certain customers, the loss of which, if not replaced by sales to other customers, could have an adverse effect on the Company. In any single year or series of consecutive years, sales by Ultimate to a single customer may exceed 10% of Ultimate's total net sales. As customers complete the installation of new POS systems, sales by Ultimate to these customers decline, so that the identity of Ultimate's largest customers changes in the ordinary course of its business. During the nine months ended December 31, 1995, Advanced Auto Parts, Barnes & Noble, Inc. and Quiktech Corporation accounted for approximately 20.0%, 12.3% and 11.4%, respectively, of Ultimate's net sales. As individual large customers complete installations, Ultimate must obtain orders of comparable size from new customers to sustain revenues. No single customer of Cash Bases accounted for 10% of its net sales in 1995. A material portion of Transact's sales are to certain distributors, value added resellers ("VARs"), systems integrators and OEM customers. During the nine months ended December 31, 1995, Indiana Cash Drawer, GTECH Holdings Corporation and Ultimate accounted for 8.6%, 12.4% and 9.2%, respectively, of Transact's sales. Based on agreements signed in September and October 1996, Tridex expects each of GTECH and ICL Pathway, Ltd., a division of ICL Fijitsu, to account for significant amounts of Transact's sales in 1997 and 1998.

COMPETITORS WITH GREATER FINANCIAL STRENGTH

     The Company faces significant and aggressive competition in all of its markets. Many of the Company's current and potential competitors are large multi-national enterprises with extensive experience and resources in designing, manufacturing and marketing a wide range of printers and other peripheral devices and systems. Ultimate competes with other POS systems integrators, including NCR and IBM, and manufacturers of terminals, keyboards and pole displays. Cash Bases competes with other manufacturers of cash drawers, primarily in Europe. Transact competes with Epson America, Inc. and Star Micronics America, Inc., which together control approximately 50% to 60% of the United States market for POS printers, and with Axiohm Incorporated, Citizen -- CBM America Corporation and DH Technology Incorporated.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     Assuming that the Distribution occurs, a higher percentage of the Company's sales will be international sales, principally through Cash Bases. International sales are subject to inherent risks, including fluctuations in local economies, fluctuating exchange rates, greater difficulty in accounts receivable collection, costs and risks associated with localizing products for foreign countries, unexpected changes in regulatory requirements, tariffs and other trade barriers and burdens of complying with a variety of foreign laws. There can be no assurance that these factors will not have a material adverse impact on the Company's ability to increase or maintain its international sales or on its results of operations.

UNCERTAINTIES REGARDING INTELLECTUAL PROPERTY RIGHTS

     The Company regards certain hardware designs and software incorporated into its products as proprietary and attempts to protect them with a combination of copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and similar means. It may be possible for unauthorized third parties to copy certain portions of the Company's products or to reverse engineer or otherwise obtain and use, to the Company's detriment, information that the Company regards as proprietary. Moreover, the laws of some foreign countries do not afford the same protection to the Company's proprietary rights as do United States laws. There can be no assurance that legal protections relied upon by the Company to protect its proprietary rights will be adequate or that the Company's competitors will not independently develop products that are substantially equivalent or superior to the Company's. In addition, some of the intellectual property used by Ultimate is not proprietary. No assurance can be given that such intellectual property will not be used by Ultimate's competitors.

VOLATILITY OF STOCK PRICE; DEPRESSIVE EFFECT OF FUTURE SALES OF COMMON STOCK

     The trading price of the Common Stock has been subject to wide fluctuations. If and when the Distribution occurs, the trading price of the Common Stock will decline sharply. The Company cannot otherwise predict the effect that trading or sales of outstanding shares of Common Stock, whether in connection with the proposed Distribution, or following the conversion of convertible indebtedness or exercise of options or warrants, may have on the then prevailing market price of the Common Stock. The sale of a substantial number of shares of Common Stock, however, could have a depressive effect on the market price of the Common Stock.

ABSENCE OF DIVIDENDS

     The Company has not paid any dividends on its Common Stock in the last five years and currently has no plans to pay dividends. The Company's agreement with its senior lender prohibits the payment of cash dividends for the term of the agreement. The indenture covering the Company's 10.5% Debentures limits the payment of cash dividends to 50% of aggregate consolidated net income earned after December 27, 1992 for so long as any of the debentures are outstanding. The Company is permitted by the indenture to pay dividends in Common Stock.

CONCENTRATION OF OWNERSHIP

     As of September 28, 1996 the Company's directors and management owned 559,408 shares (or approximately 14.0%) of the Company's issued and outstanding shares of Common Stock and have the right to acquire 278,200 additional shares (for a total of approximately 20.0%) of Common Stock pursuant to the exercise of presently exercisable options and warrants and the conversion of the Ultimate Notes and the Debentures.

DEPENDENCE ON KEY PERSONNEL

     The Company's future success will depend in significant part upon the continued service of certain key management and other personnel and the Company's continuing ability to attract and retain highly qualified managerial, technical and sales and marketing personnel. There can be no assurance that the Company will be able to recruit and retain such personnel. The loss of key employees could have a material adverse affect on the Company's results of operations.

ENVIRONMENTAL MATTERS

     Allu Realty Trust ("Allu"), a Massachusetts business trust, with transferable shares, all of which are owned by Tridex, is the former owner of land improved with a manufacturing-warehouse building located at 100 Foley Street, Somerville, Massachusetts (the "Site"). Although Allu has sold the property to 100 Foley Street Incorporated ("Foley"), an unrelated entity, Allu and Tridex remain responsible for certain environmental problems associated with the Site.

     During July 1984, Allu and Tridex disclosed to Massachusetts Department of the Attorney General the existence of chromium, oil and grease at the Site. As a result, the Environmental Protection Division of the Department of the Attorney General and the Massachusetts Department of Environmental Protection ("MDEP") conducted an investigation of the Site. At MDEP's request, the Company retained an environmental engineering firm which completed a Phase II investigation study of the Site. The Company has conducted further studies to more specifically characterize and assess the Site and to determine appropriate long term clean-up measures.

     In January 1993, the Company entered into an agreement with Foley pursuant to which Tridex and Foley agreed to pay 75% and 25%, respectively, of the costs incurred after January 1, 1992 in connection with the investigation and remediation of the Site (the "Site Participation Agreement"). The Site Participation Agreement also provides that, to the extent there are available proceeds from the sale of the Site or, if not sold, from the operation of the Site after January 1, 1997, Tridex shall be reimbursed for all or a portion of the $260,000 it expended in connection with the Site prior to January 1, 1992. Under the terms of an Escrow Agreement entered into by Tridex and Foley simultaneously with the Site Participation Agreement (the "Escrow Agreement"), Tridex and Foley each placed $125,000 into escrow to fund the payment of their obligations under the Site Participation Agreement. Under the terms of the Escrow Agreement, Tridex has provided $85,000 and is obligated to provide an additional $15,000 in escrow at the request of the Escrow Agent and thereafter the amount of any additional funds required to be placed in escrow by the Escrow Agent shall be contributed 75% by Tridex and 25% by Foley. Approximately $3,500 was being held in escrow as of September 28, 1996, all of which was contributed by Foley.

     As of September 28, 1996, the Company had spent approximately $664,000 in connection with the Site. Of this amount, approximately $491,000 relates to investigation or remediation costs incurred at the Site. Although it is difficult to distinguish between amounts spent for investigation and remediation, the Company estimates that approximately $393,000 has been spent in connection with investigation and approximately $98,000 has been spent in connection with remediation of the Site. The Company estimates that it may spend approximately $100,000 to $300,000 in connection with the Site during 1996 and 1997, including expenditures from the escrow account.

     Based upon preliminary estimates provided by a consulting environmental engineer and based upon the likely future uses of the property as of September 28, 1996, the Company had accrued $322,000 for liabilities associated with the Site, which represents the currently estimated minimum cost of remediation, after considering the cost sharing arrangement discussed above. Accordingly, although no assurances can be given regarding the materiality of the total costs which may be incurred, the Company does not believe at this time that the remediation of the Site is reasonably likely to have a material effect on the Company's financial condition, results of operations or liquidity. Due to ongoing negotiations regarding the possible sale and development of the Site for commercial uses, the timing of the incurrence of remediation expenses has been difficult to anticipate. The Company is not a direct party to the negotiations. However, based in part upon communications with Foley and the nature of the development planned by the potential purchaser of the Site, the Company has postponed remediation because the potential purchaser may prefer to control that process and may qualify for significant regulatory relief. Pending the outcome of these negotiations, which have been lengthy and which are continuing, the Company expects that, as in the past, funds being held in escrow, cash from operations and the Company's credit facilities will be sufficient to pay the costs of remediation without a material effect on the Company's operations.

     The Company has also been notified by an adjacent property owner, Cooper Industries ("Cooper"), that certain petroleum products that may have migrated from the Site have been detected in a monitoring well located on Cooper's property. The Company and Foley are investigating possible oil contamination along the border between the Site and the property owned by Cooper.

     In connection with the Plan of Reorganization, the Company agreed to indemnify Transact from any liabilities, including certain environmental liabilities, which could arise in connection with a manufacturing facility owned by the Company and formerly operated by a Magnetec Corporation ("Magnetec"), a subsidiary of Transact. Based on the level of historical environmental costs associated with this property, the Company does not anticipate that the indemnity granted to Transact will have a material adverse impact on the Company's results of operation or financial condition.

FORWARD LOOKING STATEMENT AND ASSOCIATED RISKS

     This Prospectus contains certain forward looking statements, including, among others: (i) the profitability and financial condition of the Company after the Distribution; and (ii) the expectation that the Company will effect the Distribution. These forward looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward looking statements. In addition to the other risks described in this "Investment Considerations" discussion, important factors to consider in evaluating such forward looking statements include: (i) unanticipated working capital or other cash requirements: (ii) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the Company's markets; and (iii) various competitive factors that may prevent the Company from competing successfully. In light of these risks and uncertainties, there can be no assurance that the forward looking statements contained in this Prospectus will in fact transpire.

                                  THE COMPANY

     Tridex, through its wholly-owned subsidiaries, Ultimate and Cash Bases, through its Tridex Ribbons division and through its 80.3% owned subsidiary, Transact, is a leading designer, manufacturer, integrator and marketer of high quality, specialized systems and peripheral devices used in the POS, gaming and lottery and financial services and kiosk markets and other transaction based applications.

     In November 1995, the Board of Directors of Tridex approved a plan to combine the business operations of two subsidiaries then wholly-owned by the Company, Magnetec and Ithaca Peripherals Incorporated ("Ithaca"). In May 1996, the Board of Directors of Tridex approved the merger of Ithaca into Magnetec, as a step toward effecting the Transact Offering and the subsequent Distribution, to holders of Tridex Common Stock, on an approximately one-to-one basis, of the 5,400,000 shares of Transact common stock owned by Tridex after the Transact Offering (the "Distribution"). The Transact Offering was completed in September 1996, with 1,322,500 shares of Transact common stock sold at $8.50 per share.

     Assuming the Distribution does occur, Tridex would be comprised of its subsidiaries, Ultimate and Cash Bases, and the Tridex Ribbons division.

     The Company's stock is quoted on the Nasdaq National Market under the trading symbol "TRDX". The Company's executive offices are at 61 Wilton Road, Westport, Connecticut 06880, telephone: (203) 226-1144.

ULTIMATE

     Ultimate is a leading United States designer, manufacturer and system integrator and VAR of POS equipment, including terminals, keyboards, customer displays, printers, cash drawers and bar code scanning devices. Ultimate's product designs, based on an "open system" philosophy, focus on providing functionality and flexibility for individual applications. Ultimate's POS terminals offer system solutions in a variety of hardware and software configurations. The Model 1 is an on-line TWINAX terminal for use with the IBM AS400/System 3X. It is the only POS specific, fully integrated TWINAX terminal available on the market. The Model 2/2B is a serial POS terminal for RS232 connection to any multi-user host system. The Model 2B features a built-in POS application and can store SKU files in memory for use in "host down" situations. The Model 3 is a PC-based POS "front-end" platform for connection to a PC via the keyboard port. The Model 3 provides full POS peripheral functionality while retaining the flexibly and serviceability of a separate dedicated PC.

     In addition to its terminals, Ultimate offers the Series 500, an advance POS keyboard for use with PCs or ASCII terminals, offering programming capabilities, control of attached peripheral devices, such as printers, pole displays, scanners and cash drawers, and flexibility in keyboard layout. When attached to a PC or terminal and connected with peripheral devices, the Series 500 provides the basis for a true modular "open system" POS configuration, enabling the retailer to select and combine system components with the features and functions required in their business. Ultimate also manufactures a broad line of alpha numeric customer pole displays, with a variety of size and display mode features.

     Ultimate products, sold directly to end users and to distributors, system integrators and VARs, are installed in a wide range of retail environments, including apparel, automotive parts, book stores, convenience stores and gas stations, fast food outlets, restaurants, movie theaters, hardware and home centers, grocery stores, and specialty stores, as well as in government offices. In addition to the family of POS terminals, POS keyboards, customer displays and other products manufactured by Ultimate, it offers customers a full system integration service, providing total POS systems including cash drawers, transaction printers, bar code scanners and printers, touch screens, monitors and other peripheral devices.

CASH BASES

     Cash Bases, headquartered in Newhaven, United Kingdom, manufactures custom fabricated cash drawers for use in POS systems, primarily in Europe. Retailers' requirements for enhanced checkout design, ergonomics, security, aesthetics and employee productivity coupled with frequent changes in the design of currency and coins, especially in Europe, has created increasing demand for customized cash drawers. Building on its core product line of basic models, Cash Bases' production capabilities enable it to provide custom cash drawers to all its customers with order lead time and pricing similar to that of off-the-shelf products. Cash Bases has developed over 9,000 discrete products in its 15 years of operation.

TRIDEX RIBBONS

     Tridex Ribbons, formerly a division of Magnetec, manufactures and distributes printer ribbons used primarily in certain printers manufactured and sold by Transact.

TRANSACT

     Transact designs, develops, manufactures and markets transaction based printers and related products under the ITHACA and MAGNETEC brand names. Transact's printers are used to provide transaction records such as receipts, tickets, coupons, register journals and other documents. Transact focuses on four vertical markets: POS; gaming and lottery; financial services; and kiosks. The Company sells its products directly to end users, OEMs, VARs and selected distributors, primarily in the United States and Canada.

     Transact manufactures and sells customizable and custom dot matrix and thermal printers for applications requiring up to 60 character columns in each of its four vertical markets. The Company also sells an 80 column laser printer for kiosk applications. The Company's customizable products include several series of printers which offer customers the ability to choose from a variety of features and functions. Options typically include different printing technologies, print speeds, paper handling capacities and numbers of print stations. In addition to its customizable printers, Transact manufactures custom printers for certain OEM customers. In collaboration with these customers, the Company provides engineering and manufacturing expertise for the design and development of specialized printers.

     A fuller description of the Transact business appears in the Prospectus of Transact dated August 22, 1996, which was included in the Registration Statement (No. 333-06895) filed for the Transact initial public offering. See "Available Information" and "Incorporation by Reference".

TRIDEX AFTER THE DISTRIBUTION

     As of the date of this Prospectus, management of Tridex expects Cash Bases, Ultimate and the Tridex Ribbons division to be profitable for the foreseeable future, with combined revenues of approximately $35 million in 1996. Using funds made available from Transact's repayment of intercompany debt after the Transact Offering, Tridex repaid all of its bank indebtedness outstanding at the closing of the Transact Offering (approximately $5.3 million) and revised its bank credit facility to provide up to $2,000,000 for working capital. In connection with the proposed Distribution, Tridex also intends to accelerate the exercisability of outstanding options and warrants and may exercise its right to redeem outstanding Debentures. After the planned Distribution, Tridex expects to have a balance sheet with little or no debt and sufficient cash and cash equivalents for its short and intermediate term requirements. Assuming that the Distribution occurred as of September 28, 1996, that all 910,206 options and warrants outstanding as of that date (including options granted under the 1989 Plan, Placement Warrants, Agent Warrants and Directors' Warrants, but excluding 47,700 previously exercised Directors' Warrants) were exercised (with a weighted average exercise price of $7.38), all $2,460,000 of the Debentures (which are convertible at $12.00 per share) and all $1,299,000 of the Ultimate Notes (which are convertible at $12.00 per share) outstanding as of that date were converted in accordance with their respective terms, and that Transact repaid its $1.0 million subordinated note to Tridex due March 1, 1998, Tridex would have minimal, if any, debt and approximately $10 million in cash and cash equivalents. Based on the operating profit of its remaining business and minimal debt after the Distribution, Tridex intends to pursue a growth strategy. See "Investment Considerations -- Tridex After the Distribution".

     The timing of any acceleration of the vesting of unvested options or warrants will depend primarily on the receipt by Tridex of a favorable ruling from the IRS regarding the tax-free nature of the Distribution. No assurance can be given with respect to the timing of such ruling or that such ruling, when issued, will be favorable. Also, the decision by holders of vested options and warrants and by holders of Debentures and Ultimate Notes to exercise or convert their existing securities for shares of Tridex Common Stock will depend upon factors including the market price of Tridex Common Stock and the date of expiration or maturity of such options, warrants, Debentures and Ultimate Notes.

                    RELATIONSHIP BETWEEN TRIDEX AND TRANSACT

PLAN OF REORGANIZATION

     On June 25, 1996, Tridex, Transact, Magnetec and Ithaca entered into a Plan of Reorganization which, among other things, provided for: (i) the merger of Ithaca into Magnetec; (ii) the transfer by Transact to Tridex of the assets used in the Tridex Ribbons division, which was completed as of September 28, 1996;
(iii) the issuance by Transact of 5,400,000 shares of Transact common stock to Tridex in exchange for all of the outstanding shares of capital stock of Magnetec; (iv) the initial public offering of Transact; (v) the payment by Transact of approximately $8.5 million of indebtedness to Tridex with a portion of the proceeds of initial public offering of Transact; (vi) the execution by Transact and Tridex of the agreements described below under "Corporate Services Agreement," "Tax Sharing Agreement," "Printer Supply Agreement" and "Agreement Regarding Ribbon Business"; (vii) an undertaking by Tridex to apply for a ruling from the IRS that the Distribution would be tax-free to such stockholders from federal income tax purposes; and (viii) an undertaking by Tridex to effect the Distribution upon the satisfaction of certain conditions precedent, including the successful completion of this Offering, the completion of the transaction described under "Agreement Regarding Ribbon Business" and the receipt of a favorable ruling from the IRS. If Tridex receives a favorable ruling from IRS in time to do so, in intends to complete the Distribution as early as practicable in 1997.

     In June 1996, Tridex filed with the IRS an application for a ruling that the Distribution will constitute a tax-free reorganization for federal income tax purposes. If Tridex receives a favorable ruling from the IRS it intends to complete the Distribution as early as practicable in 1997. Until such time as the Distribution is effected, Transact will be a subsidiary of Tridex and will be consolidated in the Tridex affiliated group for purposed of Section 1504 of the Code.

     The Company and Transact have undertaken as part of the Plan of Reorganization to conduct their affairs during the period after the Transact public offering on a reasonable arms-length basis pursuant to certain written agreements. In the Plan of Reorganization, Tridex also agreed, for five years after the completion of the Distribution, not to compete with Transact in the design, manufacture or sale of transaction based printers for the POS, gaming and lottery, financial services and kiosk markets in any geographic market in which Transact is then doing business. The Plan of Reorganization may be amended only by the agreement of Transact and Tridex.

PROMISSORY NOTE

     Pursuant to the Plan of Reorganization, Transact has repaid $7.5 million of the $8.5 million intercompany indebtedness owned to Tridex and issued a $1.0 million subordinated note to Tridex for the balance. This note matures on March 1, 1998, requires monthly payments of interest at the rate charged by Tridex's bank under Tridex's revolving line of credit, currently the prime rate or 8.25% as of September 28, 1996, and payment of the principal amount at maturity.

CORPORATE SERVICES AGREEMENT

     As provided in the Plan of Reorganization, Tridex and Transact have entered into a Corporate Services Agreement (the "Services Agreement"), under which Tridex and its subsidiaries (other than Transact) will provide certain services, including certain employee benefit administration, human resource and related services, administrative services, risk management, regulatory compliance, preparation of tax returns, and certain financial and other services to Transact. The Services Agreement provides for a transition by Transact to independent corporate administrative and financial staffing. During the term of the Services Agreement it is expected that Transact will complete its own corporate staffing to the extent necessary, and Tridex does not anticipate extending the Services Agreement. Designated Tridex employees are to be made available for stated percentages of their working time to the Company through different dates, ending on December 31, 1997. During the term of the agreement, Transact will make available to Tridex the services of Richard L. Cote, the former Senior Vice President and Chief Financial Officer of Tridex, who now serves as the Executive Vice President and Chief Financial Officer of Transact. Tridex expects Transact to pay Tridex approximately $134,000 during 1996 for the services of the designated Tridex employees and that Transact will reimburse Tridex for accounting, insurance and legal expenses and approximately $52,000 during 1997 for the services of the designated Tridex employees, net of Tridex's payments to Transact. Additional amounts may be paid by Transact to reimburse Tridex for specific services requested by Transact. Upon the mutual agreement of Tridex and Transact, services may continue to be provided after the dates provided in the Services Agreement.

TAX SHARING AGREEMENT

     The Tax Sharing Agreement between Tridex and Transact provides the terms under which Transact is to be included in Tridex's consolidated federal income tax return. Under current federal tax law, Transact will be included in the return so long as Tridex owns at least 80% of the total voting power of Transact stock, which has a value equal to at least 80% of the total value of the stock of Transact. The Tax Sharing Agreement covers the period from the initial public offering of Transact until the effective date of the Distribution or such time as Transact otherwise ceases to be eligible to be included in the consolidated return of Tridex. During this period, for financial accounting purposes, Transact will compute its income tax expense or benefit as if it filed separate returns using those elements of income and expense as reported in Transact financial statements. If Transact incurs losses or realizes tax credits, Tridex will pay to Transact the amount of any tax reduction Tridex realizes by utilizing those losses or credits in its consolidated income tax return. In addition, at the time of utilization of any existing tax attributes, Transact will pay to Tridex the tax benefit Transact obtains by utilizing such tax attributes. Any tax deficiencies or refunds resulting from amending prior year tax returns or examinations by the taxing authorities will be the responsibility of or inure to the benefit of Transact to the extent they relate to Transact or its predecessor entities.

PRINTER SUPPLY AGREEMENT

     The Printer Supply Agreement, which has an initial term expiring on December 31, 1999, provides for Transact to sell to Ultimate, which remains a subsidiary of Tridex, and for Ultimate to purchase from Transact, POS printers at discounts from list prices comparable to discounts historically offered to Ultimate as a subsidiary under common ownership with Transact. In consideration for these favorable price terms, the Printer Supply Agreement requires Ultimate to purchase from Transact at least three quarters of its total POS printer requirements. Transact may, in its discretion, increase its list prices from time to time, and the prices offered to Ultimate will reflect the discount rate applied to such increased list prices.

AGREEMENT REGARDING TRIDEX RIBBONS DIVISION

     Pursuant to the Plan of Reorganization, Transact transferred the assets of the Tridex Ribbons division to Tridex. Tridex employs the manufacturing and supervisory personnel required to conduct such business. Transact provides the Tridex Ribbons division with space within its Wallingford, Connecticut manufacturing facility and certain support services. As a monthly fee for the space and support services, Tridex pays Transact an amount equal to the direct and indirect costs incurred by Transact to provide the space and render such services, plus certain related costs.

                            SELLING SECURITYHOLDERS

     The following tables set forth the name of each Selling Securityholder, the Common Stock owned by such Selling Securityholder prior to the Offering, the amount of Common Stock to be offered for such Selling Securityholder's account and the amount and percentage, if required, of Common Stock to be owned by the Selling Securityholder after the Offering. Unless indicated in a footnote, none of the Selling Securityholders has held any position, office or material relationship with the Company or any of its predecessors or affiliates within three years of the date of this Prospectus. The amounts set forth below are as of September 28, 1996.

HOLDERS OF DEBENTURES:

                                                              SHARES OF
                                                             COMMON STOCK
                                                              ACQUIRABLE             SHARES OF COMMON STOCK
                                      SHARES OF          (AND REGISTERED HEREBY)     REMAINING IF ALL SHARES
                                    COMMON STOCK           UPON CONVERSION              REGISTERED HEREBY
              NAME                CURRENTLY OWNED(a)         OR EXERCISE             ARE SOLD(a) (% IF > 1%)
              ----                ------------------     -----------------------     ------------------------
Seth M. Lukash and Gayle L.
  Smithson JTWROS(b)............        496,808                   11,110                      496,808(12.1%)
Jeffrey T. Leeds................             --                    5,555                           --
McFarland Dewey & Co.(c)........             --                   22,220                           --
Thomas Bryson(d)................             --                   22,220                           --
Charlotte E. Kopitsky Trust.....             --                    5,555                           --
Stavisky, Knittle, Isaacs &
  Dichek Pension Plan FBO
  Herbert Stavisky..............         49,549                    5,555                       49,549(1.4%)
Herbert Stavisky................         54,676                   23,609                       54,676(2.07%)
Milton Chwasky..................         48,844                    6,944                       48,844(1.4%)
Graham Y. Tanaka(e).............         29,225                   16,665                       29,225
Yusuo Tanaka and Yuri L. Tanaka
  Trust dtd 9/25/91(f)..........          5,000                    5,555                        5,000
J.T. & C.K. Tanaka(g)...........          5,000                    5,555                        5,000
Charlotte Hershberg.............             --                   11,110                           --
Advest Inc., Custodian f/b/o
  Milton Chwasky................             --                   13,887                           --
Lisa R. Zenkel..................             --                   11,110                           --
Lois S. Zenkel..................             --                   11,110                           --
Walter F. Toombs................             --                    5,555                           --
Dennis J. Lewis(h)..............         20,600                   16,665                       20,600
Gary H. German(i)...............         12,200                    5,555                       12,200
William J. Nolan, III...........            400                    5,555                          400
Milton Movitz...................             --                    5,555                           --
Paul C. Wolf(k).................         10,000                    5,555                       10,000
Nancy S. DeMoss.................             --                    5,555                           --
Philadep & Co. .................             --                   11,110                           --
CEDE & Co. .....................             --                   34,441                           --


HOLDERS OF ULTIMATE NOTES:

                                                              SHARES OF
                                                             COMMON STOCK
                                                              ACQUIRABLE             SHARES OF COMMON STOCK
                                      SHARES OF          (AND REGISTERED HEREBY)     REMAINING IF ALL SHARES
                                    COMMON STOCK           UPON CONVERSION              REGISTERED HEREBY
              NAME                CURRENTLY OWNED(a)         OR EXERCISE             ARE SOLD(a) (% IF > 1%)
              ----                ------------------     -----------------------     ------------------------
Walter F. Toombs................             --                    4,179
Dennis J. Lewis(h)..............         20,600                   60,849                       20,600
Gary H. German(i)...............         12,200                   11,701                       12,200
Theodore Thomas(j)..............            500                   16,716                          500
Paul C. Wolf(k).................         10,000                   14,861                       10,000

HOLDERS OF SHARES ISSUED UPON
CONVERSION OF ITHACA NOTES:

                                                              SHARES OF
                                                             COMMON STOCK
                                                              ACQUIRABLE             SHARES OF COMMON STOCK
                                      SHARES OF          (AND REGISTERED HEREBY)     REMAINING IF ALL SHARES
                                    COMMON STOCK           UPON CONVERSION              REGISTERED HEREBY
              NAME                CURRENTLY OWNED(a)         OR EXERCISE             ARE SOLD(a) (% IF > 1%)
              ----                ------------------     -----------------------     ------------------------
S. Scott Kumpf(l)...............         44,000                    6,865                       44,000
Lucy H. Staley(m)...............         18,100                      675                       18,100

HOLDERS OF PLACEMENT WARRANTS:

                                                              SHARES OF
                                                             COMMON STOCK
                                                              ACQUIRABLE             SHARES OF COMMON STOCK
                                      SHARES OF          (AND REGISTERED HEREBY)     REMAINING IF ALL SHARES
                                    COMMON STOCK           UPON CONVERSION              REGISTERED HEREBY
              NAME                CURRENTLY OWNED(a)         OR EXERCISE             ARE SOLD(a) (% IF > 1%)
              ----                ------------------     -----------------------     ------------------------
Seth M. Lukash and Gayle L.
  Smithson JTWROS(b)............        496,808                    1,000                      496,808(12.1%)
Jeffrey T. Leeds................             --                      500                           --
McFarland Dewey & Co.(c)........             --                    1,000                           --
Thomas Bryson(d)................             --                    3,500                           --
Charlotte E. Kopitsky Trust.....             --                      500                           --
Stavisky, Knittle, Isaacs &
  Dichek Pension Plan FBO.......
Herbert Stavisky................         49,549                      500                       49,549(1.4%)
Herbert Stavisky................         54,676                    2,125                       54,676(2.0%)
Graham Y. Tanaka(e).............         29,225                    1,000                       29,225
Yusuo Tanaka and Yuri L. Tanaka
  Trust dtd 9/25/91(f)..........          5,000                      500                        5,000
Jonathan T. Tanaka(g)...........          5,000                      500                        5,000
Schiro Family Trust.............             --                    1,000                           --
Robert G. Schiro................             --                      500                           --
Charlotte Hershberg.............             --                    1,000                           --
Advest Inc., Custodian f/b/o
  Milton Chwasky................             --                    1,250                           --
Lisa R. Zenkel..................             --                    1,000                           --
Lois S. Zenkel..................             --                    1,000                           --
Walter F. Toombs................             --                      500                           --
Dennis J. Lewis(h)..............         20,600                    1,500                       20,600
Gary H. German(i)...............         12,200                      500                       12,200

                                                         SHARES OF COMMON STOCK
                                                               ACQUIRABLE             SHARES OF COMMON STOCK
                                   SHARES OF COMMON      (AND REGISTERED HEREBY)     REMAINING IF ALL SHARES
                                        STOCK                UPON CONVERSION            REGISTERED HEREBY
              NAME                CURRENTLY OWNED(A)           OR EXERCISE           ARE SOLD(A) (% IF > 1%)
--------------------------------  ------------------     -----------------------     ------------------------
Theodore Thomas(j)..............            500                      500                          500
William J. Nolan, III...........            400                      500                          400
Paul C. Wolf(k).................         10,000                      500                       10,000
Milton Movitz...................             --                      500                           --
Nancy S. DeMoss.................             --                      500                           --
Armand O. Norehad...............         10,000                    1,000                       10,000
Banque Continentale due Luxem-
  bourg.........................             --                      300                           --
J. Romeo & Co...................             --                    1,000                           --
Brown Brothers Harriman.........             --                    2,500                           --
William Bernard.................             --                    2,000                           --
Robert G. Shiro.................             --                   15,700                           --
Cudd & Co.......................             --                      250                           --
Alfred Callahan.................             --                      250                           --
Milton Chwasky..................         48,844                      625                       48,844(1.4%)

HOLDERS OF AGENT WARRANTS(N):

                                                         SHARES OF COMMON STOCK
                                                               ACQUIRABLE             SHARES OF COMMON STOCK
                                   SHARES OF COMMON      (AND REGISTERED HEREBY)     REMAINING IF ALL SHARES
                                        STOCK                UPON CONVERSION            REGISTERED HEREBY
              NAME                CURRENTLY OWNED(A)           OR EXERCISE           ARE SOLD(A) (% IF > 1%)
--------------------------------  ------------------     -----------------------     ------------------------
Robert G. Shiro.................             --                   11,000                           --
Doreen C. Schiro, Custodian
  f/b/o Perry G. Schrio.........             --                   62,332                           --

HOLDERS OF DIRECTORS WARRANTS(O):

                                                         SHARES OF COMMON STOCK
                                                               ACQUIRABLE             SHARES OF COMMON STOCK
                                   SHARES OF COMMON      (AND REGISTERED HEREBY)     REMAINING IF ALL SHARES
                                        STOCK                UPON CONVERSION            REGISTERED HEREBY
              NAME                CURRENTLY OWNED(A)           OR EXERCISE           ARE SOLD(A) (% IF > 1%)
--------------------------------  ------------------     -----------------------     ------------------------
Ralph I. Fine...................             --                   22,700                           --
Graham Y. Tanaka(e).............         29,225                   42,500                       29,225
Richard T. Bueschel.............          3,825                   27,500                        3,825
Paul J. Dunphy..................            825                   37,500                          825
Richard W. Sonnenfeldt..........            825                   22,500                          825
Alvin Lukash....................         96,303                    7,500                       96,303
Seth M. Lukash(b)...............        496,808                   25,000                      496,808(12.1%)

---------------
(a) Includes shares of Common Stock issuable upon the exercise of presently exercisable conversion rights and options to acquire the Company's Common Stock other than the shares being registered hereby.

(b) Seth M. Lukash is Chairman, Chief Executive Officer and a Director of the Company and is Vice President and a Director of and Ultimate. Seth M. Lukash is the son of Alvin Lukash, Director Emeritus of the Company. The shares of Common Stock listed as currently owned are beneficially owned by Seth M. Lukash. Ms. Smithson does not beneficially own any of such shares. Mr. Lukash and

     Ms. Smithson beneficially own, as joint tenants with rights of survivorship, the 11,110 shares being registered hereby.

(c)  McFarland Dewey & Co. is the Company's financial advisor.

(d) Mr. Bryson is a partner in McFarland Dewey & Co., the company's financial advisor.

(e)  Graham Y. Tanaka is a Director of the Company.

(f) The Yusuo Tanaka and Yuri L. Tanaka Trust was established by the parents of Graham Y. Tanaka, for their benefit and the benefit of their children.

(g)  Jonathan T. Tanaka is the brother of Graham Y. Tanaka.

(h)  Mr. Lewis is President of Ultimate.

(i)  Mr. German is the Director of Sales and Marketing of Ultimate.

(j) Mr. Thomas was the Director of the Software Division of Ultimate until December 31, 1993.

(k)  Mr. Wolf is the Chief Engineer of Ultimate.

(l)  Mr. Kumpf was President of Ithaca until March 26, 1996.

(m) Ms. Staley is a Senior Vice President of Magnetec and General Manager of its Ithaca, NY facility.

(n) The Agent Warrants were originally issued to Value Investing Partners, Inc. as partial consideration for its assistance in privately placing $2,200,000 of the 10.5% Debentures and the Private Placement Warrants.

(o) Each of the holders of Directors' Warrants is a Director or former Director of the Company. Mr. Fine was Secretary and a Director of the Company until September 19, 1995. Mr. Bueschel and Mr. Sonnenfeldt were Directors of the Company until May 30, 1996.

                                INDEMNIFICATION

     Section 33-320a of the Stock Corporation Act of the State of Connecticut and Article VI of the Company's bylaws provide that the Company shall indemnify any person made a party to any proceeding, other than an action by or in the right of the corporation, by reason of the fact that he, or the person whose legal representative he is, is or was a shareholder, director, officer, employee or agent of the corporation, or an eligible outside party (as defined by Section 33-320a of the Connecticut Stock Corporation Act), against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him, and the person whose legal representative he is, in connection with such proceeding, provided that no indemnification shall be provided for any person with respect to any matter unless he was successful on the merits in the defense of any proceeding or he acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

     As of January 1, 1997, the Connecticut Stock Corporation Act will be replaced by the Connecticut Business Corportions Act. Sections 33-770 through 33-778 of the Connecticut Business Corporations Act, provide for indemnification substantially equivalent to the indemnification under Section 33-320a of the Stock Corporation Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Messrs. Hinckley, Allen & Snyder, One Financial Center, Boston, Massachusetts 02111-2625.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the transition period from April 2, 1995 through December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES (i) OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY, (ii) IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, (iii) IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR (iv) TO ANY PERSON, TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH SUCH INFORMATION IS PROVIDED IN THIS PROSPECTUS.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------





--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                                 693,184 SHARES



                               TRIDEX CORPORATION



                                  COMMON STOCK
                                 (NO PAR VALUE)




                            ------------------------
                                   PROSPECTUS
                            ------------------------





                                          , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The registrant estimates that expenses in connection with the offering described in this Registration Statement, all of which shall be borne by the Company, will be as follows:

    Securities and Exchange Commission registration fee........................  $     0
    Accountant's fees and expenses.............................................  $ 8,000
    Legal fees and expenses....................................................  $10,000
    Miscellaneous..............................................................  $ 2,000
                                                                                 -------
              Total............................................................  $20,000
                                                                                 =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 33-320a of the Stock Corporation Act of the State of Connecticut and Article VI of the Company's bylaws provide that the Company shall indemnify any person made a party to any proceeding, other than an action by or in the right of the corporation, by reason of the fact that he, or the person whose legal representative he is, is or was a shareholder, director, officer, employee or agent of the corporation, or an eligible outside party (as defined by Section 33-320a of the Connecticut Stock Corporation Act), against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him, and the person whose legal representative he is, in connection with such proceeding, provided that no indemnification shall be provided for any person with respect to any matter unless he was successful on the merits in the defense of any proceeding or he acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Westport, State of Connecticut, on October 29, 1996.

                                          TRIDEX CORPORATION

                                          By:      /S/  SETH M. LUKASH
                                            ------------------------------------
                                            Seth M. Lukash, Chairman, President
                                                  Chief Executive Officer,
                                                and Chief Operating Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes and appoints Seth M. Lukash and George T. Crandall and each of them, with full power of substitution and full stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule
462(b) under the Securities Act of 1933, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

                SIGNATURE                                TITLE                      DATE
                ---------                                -----                      ----
           /S/  SETH M/ LUKASH              Chairman, President, Chief         October 29, 1996
------------------------------------------  Executive Officer and Chief
              Seth M. Lukash                Operating Officer


         /S/  GEORGE T. CRANDALL            Vice President, Treasurer,         October 29, 1996
------------------------------------------  Secretary, Principal Financial
            George T. Crandall              Officer and Principal Accounting
                                            Officer


           /S/  PAUL J. DUNPHY              Director                           October 29, 1996
------------------------------------------
              Paul J. Dunphy


          /S/  THOMAS R. SCHWARZ            Director                           October 29, 1996
------------------------------------------
            Thomas R. Schwarz

          /S/  GRAHAM Y. TANAKA             Director                           October 29, 1996
------------------------------------------
             Graham Y. Tanaka

           /S/  C. ALAN PEYSER              Director                           October 29, 1996
------------------------------------------
              C. Alan Peyser


                                 EXHIBIT INDEX

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                  DESCRIPTION                                      PAGE
------                                  -----------                                  ------------
  3.1   -- Certificate of Incorporation of Tridex Corporation ("Tridex" or the
           "Company"), as amended, filed on June 28, 1985 as Exhibit 3.1 to the
           Company's Annual Report on Form 10-K for the fiscal year ended March 30,
           1985, is hereby incorporated herein by reference.

  3.2   -- Certificate of Amendment of Incorporation of Tridex, dated October 1,
           1987, filed on July 18, 1988 as Exhibit 3.2 to the Company's Annual Report
           on Form 10-K for the fiscal year ended April 2, 1988 is hereby incorporated herein by reference.

  3.3   -- Certificate of Amendment of Incorporation of Tridex, dated August 15,
           1988, filed on June 29, 1989 as Exhibit 3.3 to the Company's Annual Report
           on Form 10-K for the fiscal year ended April 1, 1989 is hereby incorporated herein by reference.

  3.4   -- Certificate of Amendment of Incorporation of Tridex, dated March 31,
           1989 filed on June 29, 1989 as Exhibit 3.4 to the Company's Annual Report
           on Form 10-K for the fiscal year ended April 1, 1989 is hereby incorporated herein by reference.

  3.5 -- Bylaws of Tridex, as amended and restated on May 26, 1994, filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended April 2, 1994 is hereby incorporated herein by reference.

  4.1   -- Form of Option Agreement entered into by the Company and certain
           Directors, filed as Exhibit 4.1, to the Company's Registration Statement on
           Form S-3 (No. 33-58864), is hereby incorporated herein by reference.

  4.2   -- Form of Warrant Agreement, expiring December 31, 1997 issued to the
           Holders of the 10.5% Debentures filed as Exhibit 4.2, to the Company's
           Registration Statement on Form S-3 (No. 33-58864), is hereby incorporated herein by reference.

  4.3   -- Warrant Agreement expiring December 31, 1997 issued to the Placement
           Agent of the 10.5% Debentures filed as Exhibit 4.3, to the Company's
           Registration Statement on Form S-3 (No. 33-58864), is hereby incorporated herein by reference.

  4.4   -- The Tridex Corporation 1989 Long Term Incentive Plan (as amended and restated) filed as Exhibit A to the Company's Proxy Statement for Annual
           Meeting of Shareholders filed July 23, 1992 is hereby incorporated herein by reference.

  4.5   -- Form of 8% Subordinated Convertible Term Promissory Notes dated January
           20, 1993, by and among the Company and the shareholders of Ultimate
           Technology Corporation, filed as an Exhibit to Current Report on Form
           8-K filed February 10, 1993, is hereby incorporated herein by reference.

  4.6   -- Form of Registration Rights Agreement, dated January 20, 1993, filed as an Exhibit to Current Report on Form 8-K filed February 10, 1993, is hereby incorporated herein by reference.

  4.7   -- Indenture dated as of December 31, 1992 by and among the Company and
           American Stock Transfer & Trust Company, as Trustee, filed as an Exhibit to Current Report on Form 8-K filed February 10, 1993, is hereby incorporated herein by reference.

  4.8   -- Form of 10.5% Senior Subordinated Convertible Debentures due December
           31, 1997, filed as an Exhibit to Current Report on Form 8-K filed February
           10, 1993, is hereby incorporated herein by reference.

  4.9   -- Form of Warrant, dated January 20, 1993, to purchase shares of Tridex
           Common Stock, filed as an Exhibit to Current Report on Form 8-K filed
           February 10, 1993, is hereby incorporated herein by reference.

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                  DESCRIPTION                                      PAGE
------                                  -----------                                  ------------
  4.10  -- Form of Registration Rights Agreement, filed as an Exhibit to Current
           Report on Form 8-K filed February 10, 1993, is hereby incorporated herein by reference.
  4.10  -- Registration Rights Agreement, dated as of May 10, 1990, by and among the Company, Ithaca Peripherals Incorporated and Noteholders filed as an
           Exhibit of the Company's Current Report on Form 8-K filed May 25, 1990 is hereby incorporated herein by reference.
  4.11  -- Form of Warrant dated January 20, 1993, to purchase common stock of
           Tridex Corporation filed as an Exhibit to the Company's Annual Report on
           Form 10-K for the fiscal year ended April 3, 1993 is hereby incorporated herein by reference.
  5.1   -- Opinion of Messrs. Hinckley, Allen & Snyder regarding legality of securities offered.
 10.1   -- Retirement Agreement, dated as of December 31, 1995, between Tridex
           Corporation and Alvin Lukash filed as Exhibit 10.15 to the Company's
           Annual Report and Form 10-K for the fiscal year ended December 31, 1995, and incorporated herein by reference.
 10.2   -- Employment Agreement, dated as of April 16, 1995, between Tridex and
           Seth M. Lukash filed as an Exhibit to the Company's Annual Report on Form
           10-K for the fiscal year ended April 1, 1995, is hereby incorporated herein by reference.
 10.3   -- Severance Agreement, dated as of April 16, 1990, between Tridex and Seth
           M. Lukash filed as an Exhibit to the Company's Annual Report on Form 10-K
           for the fiscal year ended March 31, 1990 is hereby incorporated herein by reference.
 10.4   -- First Amendment to Severance Agreement, dated as of April 16, 1992 between Tridex and Seth M. Lukash, filed as an exhibit to the Company's
           Annual Report on Form 10-K for the fiscal year ended March 28, 1992, is hereby incorporated herein by reference.
 10.5   -- Second Amendment to Severance Agreement, dated as of June 1, 1995, between Tridex and Seth M. Lukash filed as an Exhibit to the Company's
           Annual Report on Form 10-K for the fiscal year ended April 1, 1995, is hereby incorporated by reference.
 10.6   -- Severance Agreement, dated as of April 30, 1990, between Tridex and
           George T. Crandall filed as an Exhibit to the Company's Annual Report on
           Form 10-K for the fiscal year ended March 31, 1990 is hereby incorporated herein by reference.
 10.7   -- Employment and Non-competition Agreement, dated as of January 20, 1993, between Ultimate Technology Corporation and Dennis J. Lewis, filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended April 3, 1993 is hereby incorporated herein by reference.
 10.11  -- The Tridex Corporation 1989 Long Term Incentive Plan (as amended and restated) filed as Exhibit A to the Company's Proxy Statement for annual
           Meeting of Shareholders filed July 23, 1992 is hereby incorporated herein by reference.
 10.12  -- Employment Performance Compensation Agreement, dated January 20, 1993 by and among Tridex and the Ultimate shareholders, filed as an exhibit to the Company's Annual Report on form 10-K for the fiscal year ended April
           3, 1993 is hereby incorporated herein by reference.

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                  DESCRIPTION                                      PAGE
------                                  -----------                                  ------------
 10.13  -- Amended and Restated Credit Agreement dated as of December 15, 1995 between Tridex Corporation, Ultimate Technology Corporation, Cash Bases
           Incorporated, Ithaca Peripherals Incorporated, Magnetec Corporation and
           Fleet National Bank, filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference.

 10.14  -- Amendment No. 2 to Credit Agreement dated as of August 30, 1996 between
           Tridex Corporation, Ultimate Technology Corporation, Cash Bases
           Incorporated, Ithaca Peripherals Incorporated, Magnetec Corporation and
           Fleet National Bank.

 10.15  -- Service Agreement, dated June 20, 1994, between Cash Bases G.B. Limited and Hugh T. Bernett, filed as an Exhibit to the Company's Annual Report on
           Form 10-K for the fiscal year ended April 2, 1994 and incorporated herein by reference.

 10.16  -- Plan of Reorganization dated as of June 25, 1996 among Tridex
           Corporation, Transact Technologies Incorporated, Magnetec Corporation,
           Ithaca Peripherals Incorporated, filed as Exhibit 10.2 to the
           Registration Statement of Transact on Form S-1 (No. 333-06895), is incorporated herein by reference.

 10.17  -- Form of Corporate Services Agreement between Tridex Corporation and
           Transact Technologies Incorporated, filed as Exhibit 10.3 to the
           Registration Statement of Transact on Form S-1 (No. 333-06895), is incorporated herein by reference.

 10.18  -- Form of Tax Sharing Agreement between Tridex Corporation and Transact
           Technologies Incorporated, filed as Exhibit 10.4 to the Registration
           Statement of Transact on Form S-1 (No. 333-06895), is incorporated herein by reference.

 10.19  -- Printer Supply Agreement dated as of July 30, 1996 between Ithaca
           Peripherals, a division of Magnetec Corporation, and Ultimate Technologies
           Corporation, filed as Exhibit 10.5 to the Registration Statement of
           Transact on Form S-1 (No. 333-06895), is incorporated herein by reference.

 10.20  -- Asset Transfer Agreement dated as of July 31, 1996 among Tridex
           Corporation, Transact Technologies Incorporated and Magnetec Corporation,
           filed as Exhibit 10.18 to the Registration Statement of Transact on Form
           S-1 (No. 333-06895), is incorporated herein by reference.

 10.21  -- Form of Manufacturing Support Services Agreement between Tridex
           Corporation and Transact Technologies Incorporated regarding the Tridex
           Ribbons division, filed as Exhibit 10.19 to the Registration Statement of Transact on Form S-1 (No. 333-06895), is incorporated herein by reference.

 23.1   -- Consent of Price Waterhouse LLP.

 23.2   -- Consent of Hinckley, Allen & Snyder (included in the opinion filed as
           Exhibit 5.0).

 25     -- Power of Attorney (included in signature page).